UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders

            The following summarizes the voting results for the four proposals submitted for a vote of the stockholders at the Company’s 2013 annual meeting of stockholders held on May 1, 2013 (the “2013 Annual Meeting”):

            Proposal 1.  To elect Messrs. Timothy G. Biltz, Steven G. Felsher, Robert E. Guth, Michael Huber, James A. Hyde, Michael K. Robinson and Jerry E. Vaughn and Ms. Julia B. North to the Company’s Board of Directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.  This proposal was approved by the Company’s stockholders at the 2013 Annual Meeting.

Name	Votes For	Votes Against	Abstentions	Broker non-votes
Timothy G. Biltz	19,219,604	205,418	3,819	1,028,904
Steven G. Felsher	18,596,626	815,784	16,431	1,028,904
Robert E. Guth	19,115,865	296,544	16,432	1,028,904
Michael Huber	19,207,933	204,582	16,326	1,028,904
James A. Hyde	19,222,114	203,908	2,819	1,028,904
Julia B. North	19,063,032	296,673	69,136	1,028,904
Michael K. Robinson	19,162,801	196,965	69,075	1,028,904
Jerry E. Vaughn	19,162,782	196,924	69,135	1,028,904

            Proposal 2.  To approve a non-binding advisory resolution approving the compensation of the Company’s named executive officers.  This proposal was approved by the Company’s stockholders at the 2013 Annual Meeting.

Votes For	19,240,749
Votes Against	171,544
Votes Abstained	16,548
Broker non-votes	1,028,904

            Proposal 3.  To approve the material terms allowing for certain performance-based awards under the Company’s 2011 Equity and Cash Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code.  This proposal was approved by the Company’s stockholders at the 2013 Annual Meeting.

Votes For	18,073,737
Votes Against	1,351,202
Votes Abstained	3,902
Broker non-votes	1,028,904

            Proposal 4.  To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.  This proposal was approved by the Company’s stockholders at the 2013 Annual Meeting.

Votes For	20,450,635
Votes Against	3,765
Votes Abstained	3,345
Broker non-votes	-

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 1, 2013

LUMOS NETWORKS CORP.
By: /s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer